Exhibit 5.1
Opinion and consent of Kramer Levin Naftalis & Frankel LLP
December 11, 2009
Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, New York 11788
      Re:       Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Globecomm Systems Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the resale under the Securities Act of 1933, as amended (the “Act”), by certain selling stockholders (the “Selling Stockholders”) of up to 1,335,000 shares of common stock (the “Common Stock”), par value $0.001 per share, of which 335,000 shares of such Common Stock (the “Shares”) may be issued to the Selling Stockholders pursuant to earn-out provisions contained in that certain Asset Purchase Agreement dated as of May 29, 2009, by and among the Registrant, Telaurus Communications, LLC and Telaurus LLC, a wholly-owned subsidiary of the Registrant (the “Asset Purchase Agreement”), and of which the balance of up to 1,000,000 shares of such Common Stock (the “Warrant Shares”) may be issued by the Registrant upon the exercise of warrants pursuant to the terms of Warrant which may be granted to the Selling Stockholders also under the earn-out provisions (the “Warrants”).
     In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):
A.	Registration Statement;

B.	the Amended and Restated Certificate of Incorporation of the Registrant;

C.	the Amended and Restated By-laws of the Registrant;

D.	resolutions of the Board of Directors of the Registrant;

E.	the form of Warrant; and

F.	the Asset Purchase Agreement
     We have also reviewed such other documents and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.
     Based on the foregoing we are of the opinion that:
     1. The Shares, when issued in accordance with the terms of the Asset Purchase Agreement will be legally issued, fully-paid and non-assessable; and
     2. The Warrant Shares, when issued and paid for in accordance with the terms of the Warrants, will be legally issued, fully-paid and non-assessable.
     We express no opinion as to any laws other than the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of America, that in each case, in our experience, we

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recognize are normally applicable to transactions of the type contemplated by the Transaction Documents (the “Relevant Laws”).
     The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.
     This opinion letter is being delivered to you in connection with the transactions described in the Transaction Documents and may not be relied on or otherwise used by any other person or by you for any other purpose. Notwithstanding the foregoing, we hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.
Very truly yours,

/s/ Kramer Levin Naftalis & Frankel LLP
KRAMER LEVIN NAFTALIS & FRANKEL LLP

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